ROPES & GRAY
                             ONE INTERNATIONAL PLACE
                        BOSTON, MASSACHUSETTS 02110-2624
                                 (617) 951-7000
                               FAX: (617) 951-7050


30 Kennedy Plaza                                     One Franklin Square
Providence, RI 02903-2328                            1301 K Street, N.W.
(401) 455-4400                                       Suite 800 East
FAX: (401) 455-4401                                  Washington, D.C. 20005-3333
                                                     (202) 626-3900
                                                     FAX: (202) 626-3961

                                  May 30, 2000




Liberty Variable Investment Trust
One Financial Center
Boston, Massachusetts  02111


Ladies and Gentlemen:

         You have informed us that you propose to register under the Securities Act of 1933, as amended (the "Act"), and offer and sell from time to time shares of beneficial interest ("Shares") of the funds listed on Schedule A attached hereto (the "Funds"), each a series of Liberty Variable Investment Trust (the "Trust").

         We act as counsel for the Trust and are familiar with the actions taken by its Board of Trustees to authorize the issuance of the Shares. We have examined the Trust's Agreement and Declaration of Trust and amendments thereto on file at the office of the Secretary of the Commonwealth of Massachusetts (collectively, the "Agreement and Declaration of Trust") and the Trust's By-Laws. We have also examined such other documents as we deem necessary for the purpose of this opinion.

         We assume that appropriate action has been taken to register or qualify the sale of the Shares under any applicable state and federal laws regulating offerings and sales of securities.

         Based on the foregoing, we are of the opinion that the issue and sale by the Trust of an unlimited number of Shares of each Fund has been duly authorized under Massachusetts law. Upon the original issue and sale of any such authorized but unissued Shares and upon receipt by the Trust of the authorized consideration therefor in an amount not less than the applicable net asset value, the Shares so issued will be validly issued, fully paid and nonassessable by the Trust.

Liberty Variable Investment Trust      -2-                          May 30, 2000


         The Trust is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the Agreement and Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and requires that notice of such disclaimer be given in each note, bond, contract, instrument, certificate or undertaking made or issued by any Trustee or Trustees or any officer or officers of the Trust. The Agreement and Declaration of Trust provides for indemnification for all loss and expenses of any shareholder held personally liable solely by reason of being or having been a shareholder of the Trust. Thus, the risk of a shareholder's incurring financial loss on account of shareholder liability is limited to circumstances in which the Trust would be unable to meet its obligations.

         We understand that this opinion is to be used in connection with the registration of an indefinite number of Shares for offering and sale pursuant to the Act. We consent to the filing of this opinion with and as part of your Registration Statement on Form N-1A relating to such offering and sale.

                                  Very truly yours,

                                  /s/Ropes & Gray
                                  Ropes & Gray


MHODMA.Active;8249423;3

                                   Schedule A

Liberty Newport Japan Opportunities Fund, Variable Series
Liberty Select Value Fund, Variable Series
Rydex Financial Services Fund, Variable Series
Rydex Health Care Fund, Variable Series
Liberty S&P 500 Index Fund, Variable Series